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Exhibit 23.4

LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
125 West 55th Street
New York, NY 10019

        We hereby consent to the use of our name in the Registration Statement on Form S-1 to be filed on the date hereof by AXIS Capital Holdings Limited with the Securities and Exchange Commission (the "Commission"). In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Commission thereunder.

Respectfully Submitted,
/s/ LEBOEUF, LAMB, GREENE & MACRAE, L.L.P. LeBoeuf, Lamb, Greene & MacRae, L.L.P.
New York, NY March 26, 2004

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LEBOEUF, LAMB, GREENE & MACRAE, L.L.P. 125 West 55th Street New York, NY 10019